Exhibit 10.14

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 21st day of December, 2015, effective as of January 1, 2016 (the “Effective Date”), by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and Virginia E. Shanks, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS

The Company and Executive entered into an Employment Agreement on October 13, 2014 (the “Employment Agreement”).

On December 18, 2014, the Company and Executive entered into that certain First Amendment to the Employment Agreement, effective as of January 1, 2015 (the “First Amendment” and together with the Employment Agreement, the “Agreement”).

The Company and Executive desire to amend the Agreement based on the terms described in this Amendment.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
AMENDMENT
1.    Article 3, Section 3.2 of the Agreement (Annual and Other Bonuses) is hereby deleted in its entirety and replaced with the following new Article 3, Section 3.2:
“3.2    Annual and Other Bonuses. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement up to not less than Two Hundred Percent (200%) of Executive’s base salary, with a targeted bonus of not less than One Hundred Percent (100%) of Executive's base salary (such targeted bonus, as may be increased from time to time, the “Target Bonus”), determined under the Company's Annual Performance Based Plan for Executive Officers, or any successor Plan (the “Bonus Plan”), provided that such percentages are subject to increase at the discretion of the Committee. Any such bonus shall be based on performance criteria developed by the Committee. Any such bonus shall be subject to (i) the Executive being employed by the Company on the last day of the Company's fiscal year or such later date as the Bonus Plan shall specify; and (ii) the Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement attached as Appendix A hereto (or any successor policy). Any such bonus earned by Executive shall be paid annually as soon as practicable (but in no event later than March 15th) after the conclusion of the Company’s fiscal year, except for any portion of the bonus which is paid in the Company's discretion in restricted stock units or other equity award, and any portion of the bonus which Executive shall elect to defer under the Company's deferred compensation plan. Bonuses relative to partial years shall be prorated. Executive may also receive special bonuses in addition to Executive’s annual bonus eligibility at the discretion of the Board or the Committee; it being understood that there is no entitlement thereto hereunder. Any bonuses paid hereunder shall be paid, in the Company’s discretion, in cash, restricted stock units and/or other equity awards; provided, however, that Executive’s allocation of cash, restricted stock units and other equity awards shall be the same as that of other senior executives offices for the year in question, except as may be provided under the Bonus Plan.”

2.    Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Virginia E. Shanks	By:	/s/ Anthony M. Sanfilippo
Virginia E. Shanks		Anthony M. Sanfilippo,
Chief Executive Officer

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